EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-8 and to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2006, except note 19, as to which the date is March 24, 2006, relating to the consolidated financial statements of American Railcar Industries, Inc. and subsidiaries, which appear in the American Railcar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ Grant Thornton LLP
Chicago, Illinois
August 16, 2006